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                                                                      EXHIBIT 99



                                                               Immediate Release


            Modem Media announces leave of absence for Robert Allen,
                     President and Chief Operating Officer


NORWALK, Conn --- May 31, 2001: Modem Media (Nasdaq: MMPT), a leading Internet professional services firm, today announced that Robert Allen, the Company's President and Chief Operating Officer, will take a leave of absence for personal reasons, effective June 8, 2001, and for an undisclosed period of time. He will continue to serve as a member of the Company's Board of Directors.

"We know this was a very important decision for Bob to make and we fully support him during his absence," said G.M. O'Connell, Chairman. "Over the past twelve years, Bob has played a pivotal role at Modem Media. We look forward to his return in the near future to help us drive to new levels of growth and success."

During Mr. Allen's absence, management of his responsibilities will be shared by various individuals within the organization.

"We are fortunate to have significant management depth within Modem Media to oversee Bob's areas of responsibility during his absence and to continue our focus on delivering unparalleled value and service to our clients," said Marc Particelli, Chief Executive Officer.

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is a leading Internet
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professional services firm focused on solving marketing and customer management problems facing global companies most impacted by digital change. By combining technology-driven solutions with a deep understanding of customer needs, Modem Media creates more rewarding solutions for clients and their customers. Headquartered in Norwalk, CT, with offices in New York City, San Francisco, Toronto, London, Paris, Munich, Hong Kong and Sao Paulo, Modem Media leverages its deep experience in marketing and business strategy, creative design, and technology to deliver integrated service offerings on a global basis. Modem Media has created customer-focused Internet solutions for global brands such as Citibank, Delta Air Lines, Friends Provident, General Electric, General Motors, IBM, JCPenney, Kraft, Michelin and Philips.